EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Board of Directors
WPT Enterprises, Inc.
Los Angeles, California
We consent to the incorporation by reference in this Registration Statement of WPT Enterprises, Inc. (the Registrant) on Form S-8 of our reports dated February 6, 2006, included in the Registrant’s Annual Report on Form 10-K, on the Registrant’s financial statements as of January 1, 2006, and January 2, 2005, and for each of the three years ended January 1, 2006, January 2, 2005, and December 28, 2003, and on management’s assessment of and on the effectiveness of internal control over financial reporting as of January 1, 2006, filed with the Securities and Exchange Commission on March 8, 2006.
/s/ Piercy Bowler Taylor & Kern
Piercy, Bowler, Taylor & Kern
Certified Public Accountants & Business Advisors
A Professional Corporation
Las Vegas, Nevada
July 14, 2006